1. Name and Address of Reporting Person
   MORRISON, HUGH H.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   4/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              18549            D
Common Stock                                                                              456.1441         I           JAMES H
                                                                                                                       MORRISON (SON
                                                                                                                       IRA)
Common Stock                                                                              6252.6502        I           HELEN
                                                                                                                       MORRISON
                                                                                                                       (DAUGHTER)
Common Stock                                                                              6980.6699        I           E L MORRISON
                                                                                                                       CO PS TRUST
Common Stock                                                                              4131             I           E L MORRISON
                                                                                                                       LUMBER, INC
Common Stock                                                                              6252.6502        I           JAMES
                                                                                                                       MORRISON
                                                                                                                       (SON)
Common Stock                                                                              1451             I           MARY M
                                                                                                                       MORRISON
                                                                                                                       (SPOUSE IRA)
Common Stock - IRA                                                                        1421             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $14.5                                                01/20/2010 Common                      1800     D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      3500     D
                                                                               Stock
Stock Option   $17.708                                              02/20/2007 Common                      240      D
                                                                               Stock
Stock Option   $18                                                  10/14/2009 Common                      1800     D
                                                                               Stock
Stock Option   $18.854                                              05/19/2007 Common                      480      D
                                                                               Stock
Stock Option   $26.75                                               04/29/2008 Common                      1000     D
                                                                               Stock
DEFERRED       $0                                                              Common                      2899.853 D
COMPENSATION                                                                   Stock                       9
PLAN
DEFERRED       $12.8125                                             03/31/2010 Common                      117.0732 D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.125                                              04/13/2010 Common                      52.7201  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.625                                              02/28/2010 Common                      18.3486  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.7188                                             01/31/2010 Common                      80.1822  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.875                                              04/28/2010 Common                      61.2613  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.455                                              01/14/2010 Common                      44.8067  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.563                                              07/31/2010 Common                      75.5339  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.5633                                             12/31/2010 Common                      376.1    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.8438                                             12/31/2009 Common                      84.2105  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.75                                               06/30/2010 Common                      95.2381  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.9063                                             07/13/2010 Common                      46.0718  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16                                                  05/31/2010 Common                      31.25    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.125                                              11/30/2009 Common                      62.0155  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.45                                               10/10/2012 Common                      67.2     D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.76                                               09/03/2012 Common                      71.6     D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.85                                               10/02/2012 Common                      83.09    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.91                                               08/29/2012 Common                      23.65    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.063                                                         Common                      73.2601  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.09                                               02/13/2013 Common                      131.2138 D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.25                                                          Common                      23.1884  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.44                                               01/30/2012 Common                      68.81    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.5                                                09/30/2009 Common                      48.5714  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.66   04/25/2003 N <F1>    126.8       05/01/2003 04/25/2013 Common  126.8471 $17.6600   126.8471 D
COMPENSATION                                 471         <F2>       <F3>       Stock
PLAN
DEFERRED       $17.7293                                             01/17/2012 Common                      43.97    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.7557                                                        Common                      30.2764  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.817  04/22/2003 N <F1>    153.8       05/01/2003 04/22/2013 Common  153.8581 $17.8170   153.8581 D
COMPENSATION                                 581         <F2>       <F3>       Stock
PLAN
DEFERRED       $17.8387                                             07/11/2012 Common                      58.45    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.884                                                         Common                      24.963   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.13                                               04/02/2012 Common                      77.22    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.15                                               03/04/2012 Common                      44.08    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.1875                                                        Common                      54.9828  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.23                                               12/19/2012 Common                      136.649  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.563                                                         Common                      64.6465  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.6875                                                        Common                      53.5117  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.78                                               03/04/2013 Common                      52.7692  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.9895                                             10/14/2009 Common                      32.2271  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                             Common                      131.579  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                  10/31/2009 Common                      31.5789  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.5                                                06/28/2012 Common                      71.79    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.6614                                                        Common                      29.0195  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.778                                              04/11/2012 Common                      40.27    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $20.22                                               05/01/2012 Common                      59.35    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $21.625                                                         Common                      36.9942  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $21.65                                               08/31/2009 Common                      18.4704  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $22.68                                               07/31/2009 Common                      17.6309  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $23.16                                               07/15/2009 Common                      25.6052  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.219                                                         Common                      24.7739  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.6875                                                        Common                      42.5316  D
COMPENSATION                                                                   Stock
PLAN

Explanation of Responses:

<F1>
Common Stock units acquired under First Charter Corporation Deferred Compensation Plan for Non-Employee Directors.
<F2>
Non-Employee directors may withdraw common stock from the deferred comp plan the 1st day of the calendar month following retirement, death, or termination.
<F3>
No expiration date

SIGNATURE OF REPORTING PERSON
/s/ HUGH H. MORRISON

DATE
04/29/2003